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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MARKETFIRST SOFTWARE, INC.


          MarketFirst Software, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST. The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          SECOND. Article IV, Section A, of the Corporation's Amended and Restated Certificate of Incorporation is hereby revised as follows:

          A.  Classes of Stock.  This corporation is authorized to issue two
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classes of stock, designated, respectively, "Common Stock" and "Preferred
Stock." The total number of shares that this corporation is authorized to issue is 129,640,000. The number of shares of Common Stock authorized to be issued is 85,000,000 shares, $0.001 par value. The number of shares of Preferred Stock authorized to be issued is 44,640,000 shares, $0.001 par value, 2,140,000 of which are designated as "Series A Preferred Stock", 3,000,000 of which are designated as "Series B Preferred Stock", 21,500,000 of which are designated as "Series C Preferred Stock" and 18,000,000 of which are designated as "Series D Preferred Stock."

          Upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock of the corporation will automatically be converted, without any further action on the part of the holder thereof, into two-fifths (2/5) of a share of Common
Stock, provided that no fractional shares shall be issued pursuant to such conversion. The Corporation shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such conversion, in cash equal to the fair value of such fractional share as determined by the Corporation's Board of Directors.
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          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 13th day of April, 2000.

                                   MARKETFIRST SOFTWARE, INC.


                                   By: /s/ Robert W. Sator
                                      ------------------------------------------
                                   Name:   Robert W. Sator
                                        ----------------------------------------
                                   Title:  Vice President, Finance
                                         ---------------------------------------

Attest:


/s/ Anurag Khemka
------------------------------
Secretary

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